Exhibit 99.1

NANOSENSORS, INC.

FOR RELEASE MONDAY, June 25, 2007 AT 7:00 AM EASTERN TIME

NanoSensors Extends Letter of Intent
to Acquire DKL International

SANTA CLARA, CA, June 25, 2007 - NanoSensors, Inc. (OTCBB: NNSR.OB), a nanotechnology development company that develops instruments and sensors to detect explosives, chemical and biological agents, announced today that it has signed an extension to its non-binding letter of intent to acquire DKL International, Inc., a privately-held company. The letter of intent, which was signed in January 2007, will now expire on August 31, 2007.

“The Company strongly believes in the merits of this transaction. We believe that the combination of DKL and our company offers an outstanding and unique opportunity to grow the combined company into a successful enterprise,” stated Dr. Ted Wong, NanoSensors’ CEO. Dr. Wong continued, “This extension is needed to provide the parties with additional time to finalize a definitive acquisition agreement and to allow the Company the time to raise the financing to complete this transaction.”

The completion of the transaction is subject to numerous closing conditions, including the negotiation and execution of a definitive acquisition agreement, the completion of due diligence by the parties, the approval of the Board of Directors and shareholders of each entity and several other conditions. As a result of the foregoing uncertainties, there can be no assurance that a definitive agreement will be executed or that if it is, the transaction will be completed.

About DKL International
DKL International, Inc. is a supplier of passive detection technology and related products to the homeland security, defense, military, law enforcement, security, safety, and rescue markets. Patented in eighteen countries, DKL International adds SilentGuard to its initial product, the DKL International LifeGuard™. The LifeGuard™ can locate and track a standing adult at a distance of 500 meters in the open, and at shorter ranges through concrete walls, steel bulkheads, brick, earthworks, plastics, heavy foliage, water, and other barriers. The LifeGuard™ is used in Asia and Europe for port security, mine safety, and by law enforcement and search and rescue groups. SilentGuard is a silent and passive electronic tripwire that detects only living humans. The SilentGuard can be concealed in walls or doorways or buried underground, and can reduce the false alarms associated with other sensor systems as part of an integrated perimeter system for military, security or medical use. SilentGuard expects to install its first production systems in the spring of 2007.

About NanoSensors
NanoSensors, Inc. was incorporated in December, 2003 and is a nanotechnology development company based in Santa Clara, California. The Company's principal business is the development, manufacturing and marketing of sensors and instruments to detect explosive, chemical and biological agents, along with the management of intellectual property derived there from that will enable NanoSensors to create nanoscale devices.

Safe Harbor
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. Closing of the proposed transaction is subject to numerous conditions, including: (i) negotiation and execution of a definitive acquisition agreement, as well as ancillary agreements; (ii) completion of due diligence by the parties as to their respective operations and financial condition; (iii) completion of audited financial statements for DKL International. There can be no assurance that the proposed transaction will be completed, or as completed upon the terms as described above. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
For NanoSensors	For DKL International
Ted Wong	Harvey Goralnick
408-855-0051	212.752.9445
tlwongusa@yahoo.com	hg@focusparters.com